UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   October 14, 2003

Mercury Air Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7134	11-1800515

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5456 McConnell Avenue, Los Angeles, California		90066

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (310) 827-2737

Not Applicable

(Former name or former address, if changed since last report.)

INFORMATION TO BE INCLUDED IN THE REPORT
Item 5. Other Events and Regulations FD Disclosure.
Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 99.1

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events and Regulations FD Disclosure.

     On October 14, 2003, Mercury Air Group, Inc. (the “Company”) issued a press release announcing that it would delay the filing of its Annual Report on Form 10-K for its fiscal year ended June 30, 2003 because the Company and its auditors have not yet completed the preparation and associated audit of the Company’s financial statements for the fiscal year. The press release is incorporated herein to this Form 8-K by reference and a copy of the press release is attached hereto as Exhibit 99.1.

     On September 30, 2003, the Company filed with the Securities and Exchange Commission a Notification of Late Filing on Form 12b-25 in which the Company said it would file its Annual Report on Form 10-K for fiscal year 2003 after completion of a review related to a proposed retroactive rent increase for one of the Company’s warehouse facilities located at the Los Angeles International Airport and the related accounting and disclosures surrounding that increase. Although the review of that issue has been completed, the Company requires additional time to review with its auditors other financial reporting issues.

     The Company is reviewing its accounting related to its December 31, 2001 sale-leaseback transaction for its Los Angeles corporate headquarters building with CFK Realty Partners, LLC (“CFK Realty”). CFK Realty is a wholly-owned subsidiary of CFK Partners, the Company’s largest shareholder. On December 31, 2001, the Company sold its corporate headquarters to CFK Realty for $4,200,000 consisting of $2,800,000 cash and a note receivable of $1,400,000. Concurrently with the sale, the Company also entered into a twenty-year lease of the building for a monthly rental amount of approximately $37,000. The excess of the sales price over the net book value at the time of the sale was recorded as a deferred gain with $785,000 of the deferred gain, the amount associated with the cash received, being amortized as an offset to rent expense over the remaining lease term. If the accounting treatment is revised, the Company may be required to consolidate CFK Realty’s financial statements with its own, resulting in reporting the Company’s original net book value of the land and building as an asset of the Company and CFK Realty’s mortgage on the property being treated as debt of the Company. The principal amount outstanding on CFK Realty’s mortgage at June 30, 2003 was $3,097,000. Additionally, the lease payments made to CFK Realty would be treated as an intercompany transaction and eliminated, depreciation on the building would be reported based on the Company’s historical net book value and the interest expense associated with the CFK Realty mortgage would be reported as an expense for the purposes of calculating net income in accordance with accounting principals generally accepted in the United States. If the Company were to include the financial statements of CFK Realty with the Company’s consolidated financial statements, management estimates that this would result in a negative effect to the Company’s net earnings for fiscal 2003 of approximately $50,000, or $0.02 per basic and diluted share.

     On September 30, 2003, the Company advised that it expected to report a net loss of $3,455,000 or $1.06 per basic and diluted share for the fiscal year 2003, which was determined using the sale-leaseback accounting for the sale of the corporate headquarters. If the Company were to report CFK Realty’s financial statements in the Company’s consolidated financial statements for fiscal 2003, management estimates that the Company would expect to report a net loss of approximately $3,505,000 or $1.08 per basic and diluted share. The Company and its independent auditors are still assessing the information regarding CFK Realty and the sale-leaseback transaction and therefore, the Company cannot state with certainty that the expected results will be the actual results reported once the review has been completed.

     As a result of its failure to timely file audited financial statements with the SEC; the Company will be in default under its credit arrangements. The Company has informed its lenders of the default. The Company does not believe the default will have any immediate impact on its liquidity or capital resources.

     The information contained in this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise be subject to the liabilities of that section.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number

99.1 Press Release of Mercury Air Group, Inc., dated October 14, 2003.

Certain statements contained in this Form 8-K which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. The Company intends these forward looking statements to speak only as of the time of the filing of this Form 8-K and does not undertake to update or revise them, as more information becomes available.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCURY AIR GROUP, INC.

(Registrant)
Date October 15, 2003	/S/ Robert Schlax

Robert Schlax Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

99.1	Press Release of Mercury Air Group, Inc., dated October 14, 2003.